Exhibit 15.4

Brisbane | Mackay | Perth P: (07) 4951 1166 | F: (07) 4951 3935 PO Box 8634, Mt Pleasant, Qld, 4740 m.bowater@echelonmining.com www.echelonmining.com

To the Board of Directors of

Vale S.A. (“Vale”)

Ladies and Gentlemen:

Mark Bowater hereby consents to (a) being named in the Annual Report on Form 20-F of Vale S.A. (“Vale”) for the year ended December 31, 2011 (the “2011 20-F”) as having prepared certain coal reserve estimates and (b) the incorporation by reference of the 2011 20-F into the Registration Statements on Form F-3 of: Vale and Vale Overseas Limited (File Nos. 333-162822 and 333-162822-01); Vale and Vale Capital II (File Nos. 333-160448 and 333-160448-01); and Vale and Vale Capital Limited (File Nos. 333-143857 and 333-143857-01).

Very truly,

/s/ Mark Bowater
Mark Bowater

Director

13 January 2012